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Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statements Nos. 333-83680, 333-62776, 333-79767, 333-58903, 333-11865, 333-36782 and 33-34507 on Forms S-8 of our report dated June 20, 2003 (March 11, 2004 as to pro forma amounts after giving effect to changes in accounting principles), which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in this Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP Los Angeles, California March 11, 2004

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Independent Auditors' Consent